SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

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                       Dairy Mart Convenience Stores, Inc.
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                (Name of Registrant as Specified in Its Charter)

                 Committee of Concerned Dairy Mart Shareholders
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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant

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     was paid previously. Identify the previous filing by registration
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               THE COMMITTEE OF CONCERNED DAIRY MART SHAREHOLDERS
                        360 BLOOMFIELD AVENUE - SUITE 208
                                WINDSOR, CT 06095


                                   May 5, 2000

TO:       SHAREHOLDERS OF DAIRY MART CONVENIENCE STORES, INC.

Dear Fellow Shareholders:

          After six years of watching Dairy Mart's operating performance and stock market value decline under current management, we formed the Committee of Concerned Dairy Mart Shareholders. Our goal is to obtain your support at the court-ordered May 25, 2000 Annual Meeting to remove Bob Stein, Greg Landry and the other Directors who have generously rewarded management despite Dairy Mart's dismal performance. WE WILL REPLACE THIS SELF-SERVING CREW WITH INDIVIDUALS DEVOTED TO MAXIMIZING SHARE VALUE FOR ALL SHAREHOLDERS THROUGH A SALE OF THE COMPANY.

          If you agree with the Committee that Dairy Mart is being operated for the benefit of its management rather than its shareholders and would like to see a change, then take advantage of this first meaningful Dairy Mart shareholder election in the Company's history. VOTE YOUR BLUE PROXY CARD TODAY IN SUPPORT OF OUR NOMINEES AND AGAINST THE STEIN AND LANDRY BOARD OF DIRECTORS' RECORD OF DISMAL PERFORMANCE. Do NOT return any white proxy cards that the current Dairy Mart management sends you.

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                  IT'S THE SHAREHOLDERS' TURN TO RECEIVE VALUE!
                     VOTE TODAY TO OUST DAIRY MART'S BOARD!
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 .    PATHETIC PERFORMANCE! Stock price at an all-time low; Cumulative losses exceeding $34,000,000 in the past six years; Debt-to-equity ratio at a staggering 17:1; Book value of a measly $6.8 million!

 .    MANAGEMENT USING YOUR MONEY TO DEFEND THEIR INADEQUACIES! Current Board has
     been sued for breaching their fiduciary duties - and has spent approximately $4,000,000 of DMC funds defending themselves; insurer has rejected DMC's claim to recover these expenses; DMC's insurer paid additional $2,000,000 to settle claims!

 .    BOARD OPERATING COMPANY FOR THEIR BENEFIT - NOT OURS! Three days after court signed off on settlement agreement in December, Stein and Landry amended their "golden parachute" agreements so they would be automatically triggered by a successful proxy fight. They saw the writing on the wall and decided to cushion their fall at our expense!

 .    OUR NOMINEES HAVE YOUR INTERESTS AT HEART! Frank Colaccino, our Committee
     Chairman, successfully ran Dairy Mart for five years. He has gathered a group of qualified and highly-regarded individuals who are committed to maximizing the value of your shares. WE CURRENTLY BELIEVE THE BEST WAY TO UNLOCK THIS VALUE IS THROUGH A SALE OF DAIRY MART AND WILL ENGAGE AN
                                  --------------------
     INVESTMENT BANKER TO HELP US DO JUST THAT!

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                 READ THE FOLLOWING PAGES TO GET THE FULL STORY
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                                 THE FULL STORY
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          For the past six years, Dairy Mart has been in a downward spiral. Its share price has steadily dropped from over $7 per share in 1995 to a low of $1 5/8 the day before we announced our intention to replace the Board, this during the height of the longest bull market in history! The Company's debt-to-equity ratio is a staggering 17:1, with $123,135,000 of debt against only $6,869,000 of equity at January 31, 2000. Cumulative net operating losses before taxes since 1995 exceed $34,000,000 (see chart), with only one "profitable" year (a meager $25,000 in 1999).

                                   BAR GRAPH OF
                      DAIRY MART CONVENIENCE STORES INC.
                   CUMULATIVE PRE-TAX NET LOSSES SINCE 1995"
                                 APPEARS HERE.

          Now, in response to our proxy fight to evict them, the Board has announced a "strategic" initiative to sell or close at least 246 Dairy Mart stores and use the proceeds to reduce the overwhelming corporate debt it has incurred. Sound familiar? It should. In June of 1997, the Board authorized the sale of 156 stores (which Stein called a "major milestone"). Instead of increasing profitability, that plan put the Company further in debt than before the stores were sold. Today Dairy Mart's performance is worse than ever. Now management is singing the same song - this so-called "plan" is nothing more than empty promises intended to deflect your attention from our proxy fight and yet another year of pathetic performance. SHAREHOLDERS CANNOT AFFORD TO GIVE THIS BOARD MORE TIME. WE BELIEVE THE FASTEST WAY TO MAXIMIZE OUR VALUE IS BY OUSTING THE BOARD AND SELLING THE COMPANY!


         EXAMPLES OF THE BOARD'S BRAZEN SELF-DEALING AND ABUSE OF POWER

          For the past six years, Dairy Mart has been controlled by Stein, Landry and a rubber-stamp Board who have put their interests ahead of yours. They have awarded themselves lavish compensation packages as your stock price has plummeted - all with the Board's consent. They have been sued for breaching their fiduciary duties to you and have wasted millions of dollars of Dairy Mart funds defending themselves. They repriced their options in 1995 to insulate


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their financial interests from their own mismanagement of Dairy Mart -
tellingly, even after the repricing, their options are STILL UNDER WATER - while our share value has evaporated. Since 1997, the Company's total return has dropped by almost 50%, but Stein's total compensation has increased by over 50%!

          Here's an example of how the current Board operates. After spending $3,900,000 of your Company's funds to defend directors against lawsuits alleging breach of their fiduciary duties to shareholders, a settlement agreement was reached. (The Company's insurer has refused to reimburse this amount, but management has nevertheless booked $3,000,000 as a "receivable." If not reimbursed, this will be charged to any future earnings or increase future losses.) The settlement agreement required that the Company (i) convene a shareholders' meeting before May 31, 2000; (ii) take steps to eliminate the supervoting class of stock which has for year insulated current management; and
(iii) pay $2,000,000 to the plaintiffs to settle the claims (fortunately, this payment was covered by the Company's insurance carrier).


                           FEATHERING THEIR OWN NESTS?

          Stein and Landry knew that the proposed elimination of the supervoting stock would leave them vulnerable to being ousted by angry shareholders. So on December 16, 1999, merely three days after the court approved the settlement agreement, STEIN AND LANDRY AMENDED THEIR EMPLOYMENT AGREEMENTS SO THAT THE TERMINATION PROVISIONS WOULD BE AUTOMATICALLY TRIGGERED IF THEY WERE REMOVED FROM THE BOARD IN A PROXY FIGHT AND NOT RENOMINATED! The amended "golden parachute" agreements provide outrageous payouts to Stein and Landry when triggered, including:

 .    Payment of three times the sum of their salaries plus their highest bonus paid in the past 3 years (grossed up for any excise taxes) - based on recent filings, this would mean a windfall of $1,440,000 to Stein and $945,000 to Landry, plus reimbursement for any excise taxes, and

 .    Title to their Company cars, Company life insurance policies and Company personal computers, and

 .    Automatic vesting of all unvested stock and stock options.

Stein and Landry would also benefit greatly from the change in control provisions of the Supplemental Executive Retirement Plan they implemented in 1998 which could pay them MILLIONS MORE if they were terminated in connection
                          -------------
with our proxy fight. We believe these amended agreements are an insult to shareholders and, with your support, will contest their validity. We will also contest any other self-interested arrangements we uncover which we believe may constitute a breach of their fiduciary duties to the Company and its shareholders.

         On February 8, 2000, we shareholders voted to eliminate the supervoting class of stock. Now we have the chance to finish what we started in February and replace this Board at the court-ordered Annual Meeting of shareholders. TAKE ADVANTAGE OF THIS CRITICAL OPPORTUNITY TO DIRECTLY AND POSITIVELY AFFECT YOUR INVESTMENT IN DAIRY MART - VOTE THE BLUE PROXY CARD TODAY AND THROW OUT THIS UNDERPERFORMING BOARD!


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                        WHO WE ARE AND WHAT WE PLAN TO DO

          Since the Committee announced this contest to replace the Board, Dairy Mart's stock price has increased significantly. With the former Chief Executive Officer of Dairy Mart on our team - Frank Colaccino successfully ran the Company for over five years prior to the woeful Stein and Landry era - we believe that Dairy Mart's shareholders can achieve maximum value for their shares by electing a new board of directors that will immediately engage an investment banker and consider all available alternatives to increase the value of our shares, including selling Dairy Mart.

          Under Frank Colaccino's guidance, Dairy Mart was a healthy and successful business. The Company's debt-to-equity ratio averaged just over 2:1 (versus 17:1 today). Cumulative pre-tax income exceeded a positive $13,000,000 from 1990 through 1994 and, adjusted for non-recurring extraordinary items such as accounting rule changes, pre-tax income would have exceeded a positive $20,000,000 (current management has lost over $34,000,000 in the past six years). He has the industry and operating experience necessary to run this Company while the investment bankers are evaluating the Company to maximize the value of your Dairy Mart shares. Moreover, the Committee's nominees, WHO COLLECTIVELY OWN MORE THAN 5% OF THE COMPANY, include eight respected and successful members of the business, investment and legal community who are also committed to maximizing the value of Dairy Mart's shares, not their salaries and golden parachutes.

          Our plan is straightforward. After our new Board is seated, we will immediately engage a top-tier investment banking firm to explore all potential alternatives to maximize share value. We currently believe the only viable method of unlocking our shares' value is to sell Dairy Mart.


         THANKS TO THE COURT, YOU CAN AT LAST INFLUENCE YOUR INVESTMENT

          There haven't been many opportunities for Dairy Mart's shareholders to change the course of their investment. For years, Stein and Landry were shielded by an unusual system of unequal voting rights that entrenched them and protected their salaries and bonuses. One significant part of the settlement of the class action against Dairy Mart and certain of its Directors was to let shareholders vote to eliminate the old dual class voting system that bolstered Stein and Landry's control over the Company's fate. You, the shareholders, successfully helped remove this system with your proxy votes in February. You now have a choice. Please take advantage of this first meaningful Dairy Mart shareholder election in the Company's history. VOTE YOUR BLUE PROXY CARD TODAY IN SUPPORT OF OUR NOMINEES AND AGAINST THE STEIN AND LANDRY BOARD OF DIRECTORS' RECORD OF DISMAL PERFORMANCE.

                  WHAT YOU CAN EXPECT MANAGEMENT TO DO AND SAY

          In the next three weeks, you can expect the current board and management team to jealously and vigorously defend their control of Dairy Mart and their lavish salaries and bonuses with numerous phone calls, letters, announcements and promises. They are simply wasting more of your Company's assets again in a desperate attempt to cling to their cozy power structure. You should ask yourself how you will benefit if management is allowed to proceed with its new "strategy" to sell off hundreds of stores. It didn't work in 1997 with the sale of the New England stores - we now have more debt than ever - and it won't work now. THE COMMITTEE BELIEVES THAT IF DAIRY MART CANNOT BE OPERATED TO PRODUCE A HIGHER STOCK PRICE FOR SHAREHOLDERS, IT SHOULD SIMPLY BE SOLD.

          You can also expect management to personally attack Frank Colaccino, the Committee's chairman and one of Dairy Mart's largest individual shareholders. Consider this for what it is - a desperate attempt to shift the focus from Stein and Landry's disastrous financial performance. Mr. Colaccino successfully managed the Company profitably for over five years and his sole interest in replacing the Board is the same as yours: to see the value of our Dairy Mart shares maximized. As for Mr. Colaccino's departure from the Company, the same unequal voting rights system that kept management in power for so many years until now was instrumental in a boardroom coup that helped Messrs. Stein and Landry gain control of Dairy Mart. The legacy of this management team that replaced Mr. Colaccino is undeniable and clear: six years of terrible management and expensive litigation.


                          IMPORTANT VOTING INFORMATION

          VOTE YOUR ENCLOSED BLUE PROXY CARD NOW! Do NOT vote any white proxy card sent to you by management. Do not even use their card to vote against management in protest of their performance. If you have questions about the Committee and its plans, please call me directly at (860) 688-3667. If you need assistance in voting your shares, please call our proxy solicitation firm, Georgeson Shareholder Communications, toll-free at (800) 223-2064.

          We thank you in advance for your support.


                                        Sincerely yours,

                                        COMMITTEE OF CONCERNED
                                        DAIRY MART SHAREHOLDERS

                                        By: Frank Colaccino, Chairman


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                                    IMPORTANT

1. Be sure to vote on the Committee's BLUE proxy card. We urge you not to sign any proxy card which is sent to you by Dairy Mart Convenience Stores, Inc.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the BLUE proxy "FOR" the Committee's nominees.

3. If you have questions or need assistance in voting your shares, please call toll free:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                               New York, NY 10004
                          CALL TOLL-FREE (800) 223-2064
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